Expected Sequential Q3 Improvement 1 Operational GAAP Revenue GAAP Operating Free Cash Flow Metrics Growth Margin Expansion Growth Improvement in Revenue is expected to grow by Operating margin is Q3 free cash flow is expected to Field Services, $47M to $53M, representing an expected to improve by increase by $70M to $80M from volume-based BPO, increase of 10.7% to 12.1%, 700bps to 800bps compared ($50M) in Q2 to $20M to $30M and Travel & compared to Q2 to Q2 in Q3 Transportation 1 Q3 free cash flow of approximately $20M to $30M based on preliminary calculations of cash from operations of approximately $52M to $62M minus capital expenditures of approximately $32M. © 2020 Unisys Corporation. All rights reserved. | 0 These materials are not to be printed, downloaded or distributed. These materials are only available to QIBs and non-US persons.